UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2010

SIERRA VENTURES, INC.
(Exact name of registrant as specified in its charter)

Wyoming	333-146675	26-0665441
(State or Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5466 Canvasback Rd., Blaine, WA 98230
(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code:  (702) 839-4029

1685 H Street, Number 155, Blaine, Washington 98230
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 5, 2010, Ian Jackson resigned from our board of directors.  There was no disagreement between Mr. Jackson and our company’s policies or procedures.

Fortunato Villamagna has consented to serve as director of the Company.  Dr. Villamagna will serve as Secretary and CFO of the Company.

Dr. Fortunato Villamagna, age 50, has over 25 years of domestic and international experience in the specialty and bulk chemicals, capital equipment, bioenergy, aerospace and energetic materials businesses. Dr. Villamagna holds a PhD in Chemistry and MBA in Global Management, and has worked throughout North America, Europe, Australia and West Africa.  Prior to joining UTEC Inc. Dr. Villamagna was Vice President - Business Development for American Pacific Corporation (AMPAC), a publically listed company with divisions and subsidiaries that manufacture active pharmaceutical ingredients and registered intermediates, energetic products used primarily in space flight, aerospace and defense systems, clean fire- extinguishing agents and water treatment equipment.

Prior to that Dr. Villamagna was the Vice President Technology, Americas and Europe for Orica Inc., an Australian-owned, publicly-listed global company, and global leader in mining products and services. Prior to that Dr. Villamagna was the Director of Bulk Delivered Products for Energetic Solutions, Inc., a part of UK Based ICI Explosive. Dr. Villamgna is also President and CEO of UTEC, Inc. a public Company (UTEI.PK).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA VENTURES, INC.

Per:

/s/ Ken Liebscher
Ken Liebscher
President, Chief Executive Officer
January 5, 2010